Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. Declares Distribution and Reports Earnings for Third Quarter 2016

HOUSTON — (October 31, 2016) - Enbridge Energy Partners, L.P. (NYSE: EEP) ("Enbridge Partners" or "the Partnership") today announced that the board of directors of the delegate of the Partnership's general partner has declared a quarterly cash distribution of $0.583 per unit, or $2.332 per unit on an annualized basis, on all of the Partnership's outstanding units for the quarter ended September 30, 2016. The approved distribution remains unchanged from the previous quarter. The distribution is payable on November 14, 2016, to unitholders of record at the close of business on November 7, 2016.

THIRD QUARTER HIGHLIGHTS

•	Reports third quarter net loss and cash provided by operating activities of $406.4 million and $414.6 million, respectively.

•	Reports third quarter adjusted EBITDA and distributable cash flow of $456.8 million and $214.7 million, respectively.(1)

•	Announced agreement to acquire an equity interest in the Bakken Pipeline System and announced tentative joint funding arrangement with general partner.

"The Partnership’s core liquids pipelines business continues to perform well," said Mark Maki, president for the Partnership. “Deliveries on our Lakehead System have strengthened following the wildfires that impacted crude oil production in northeastern Alberta in May. With seasonal refinery turnarounds largely complete, deliveries are expected to remain strong through the end of the year with our heavy crude oil lines continuing to be oversubscribed.”

The Partnership is on track to achieve near the top-end of its previously communicated full-year 2016 adjusted EBITDA and distributable cash flow guidance of $1.8 - $1.9 billion and $860 - $920 million, respectively.

In August, the Partnership announced an agreement to acquire an effective 27.6 percent interest in the Bakken Pipeline System, a system that extends from the prolific Bakken formation in North Dakota to eastern PADD II and U.S. Gulf Coast markets. In September, the Partnership announced that it has negotiated a tentative joint funding arrangement with its general partner and wholly owned subsidiary of Enbridge Inc. (“Enbridge”), Enbridge Energy Company, Inc. (“EECI”), whereby 75 percent of the $1.5 billion investment is expected to be funded by EECI.  EEP would issue a new class of limited partner units to EECI to substantially fund its 25 percent share, requiring no capital market transaction by the Partnership. Closing of the investment in the Bakken Pipeline System is subject to a number of customary closing conditions, not all of which have been met at this time.

“The Bakken Pipeline System provides another important link to our liquids pipeline market access strategy,” Maki said. “The system includes a significant level of take-or-pay contracts with high credit quality customers and the potential for expansion opportunities. The tentative joint funding arrangement with our general partner enhances the Partnership’s financing flexibility and strengthens our credit profile.”

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As announced in September, the Partnership has applied for the withdrawal of its regulatory applications associated with the Sandpiper project and has delayed the project until there is sufficient recovery in North Dakota crude oil production, which is expected to be beyond the Partnership’s five-year planning horizon. Accordingly, during the quarter the Partnership wrote down approximately $757 million, resulting in a net earnings impact of $489 million after deducting non-controlling interest.

Our sponsor, Enbridge, recently announced a merger with Spectra Energy Corp. Enbridge has indicated that as part of the planned integration of the two companies under the proposed merger transaction, Enbridge’s existing U.S. sponsored vehicle strategy, which includes EEP and Midcoast Energy Partners, L.P. (“MEP”), will be reviewed in context of the combined enterprise. Thus, while we continue to progress our strategic evaluation of MEP, it is possible that the evaluation and potential execution of any such strategy could be affected by the merger and extend into 2017.

(1) See Non-GAAP Reconciliations section below for additional informational about these measures.

The Partnership’s key financial results for the three and nine months ended September 30, 2016, compared to the same period in 2015, were as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
(unaudited; in millions, except per unit amounts)	2016	2015	2016	2015
Net income (loss) (1)	$(406.4)	$82.1	$(242.7)	$125.1
Net income (loss) per unit	$(1.31)	$0.07	$(1.16)	$(0.11)
Adjusted EBITDA(2)	456.8	460.7	1,412.3	1,315.3
Adjusted net income(1)	89.3	137.4	338.7	400.7
Adjusted net income per unit	$0.09	$0.23	$0.48	$0.69

(1) Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Partners.

(2) Includes non-controlling interest.

Adjusted net income and adjusted EBITDA for the three and nine months ended September 30, 2016, as reported above, eliminates the effect of: (a) non-cash, mark-to-market net gains and losses; (b) Line 2 hydrotest expenses, net of recoveries; (c) asset impairment; and other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Net loss of $406.4 million for the third quarter of 2016 was $488.5 million below net income of $82.1 million for the same period from the prior year, predominately due to an asset impairment related to the Sandpiper project in the third quarter of 2016. No similar charge was recorded in the same period of the prior year. Adjusted net income of $89.3 million for the third quarter of 2016 was $48.1 million lower than the same period from the prior year. Higher earnings in the liquids segment from additional assets placed into service related to the Partnership’s Mainline Expansion project were more than offset by lower earnings in the natural gas segment due to lower natural gas and NGL system volumes, in addition to higher interest expense.

During the third quarter, the Partnership attributed approximately $22.5 million of earnings to its outstanding Series 1 Preferred units. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent.

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COMPARATIVE EARNINGS STATEMENT

	Three months ended		Nine months ended
	September 30,		September 30,
(unaudited; in millions except per unit amounts)	2016	2015	2016	2015
Operating revenues	$1,120.6	$1,267.7	$3,231.1	$4,009.4
Operating expenses:
Commodity costs	404.0	522.7	1,111.1	1,972.4
Environmental costs, net of recoveries	(8.7)	1.1	8.3	1.1
Operating and administrative	224.6	280.6	652.0	704.9
Power	74.3	71.6	206.8	192.4
Depreciation and amortization	148.6	136.9	434.4	394.8
Goodwill impairment	-	-	-	246.7
Asset impairment	756.7	-	767.7	12.3
Operating income (loss)	(478.9)	254.8	50.8	484.8
Interest expense, net	(112.3)	(88.2)	(326.7)	(214.5)
Allowance for equity used during construction	10.1	13.7	35.7	54.0
Other income	8.7	8.8	22.9	20.7
Income (loss) before income tax expense	(572.4)	189.1	(217.3)	345.0
Income tax expense	(2.2)	(4.6)	(7.2)	(3.2)
Net income (loss)	(574.6)	184.5	(224.5)	341.8
Less: Net income (loss) attributable to:
Noncontrolling interest	(191.9)	77.8	(52.8)	139.1
Series 1 preferred unit distributions	22.5	22.5	67.5	67.5
Accretion of discount on Series 1 preferred units	1.2	2.1	3.5	10.1
Net income (loss) attributable to general and limited partner
ownership interests in Enbridge Energy Partners, L.P.	$(406.4)	$82.1	$(242.7)	$125.1
Less: Allocations to general partner	46.2	56.0	158.1	162.5
Net income (loss) allocable to common units and i-units	$(452.6)	$26.1	$(400.8)	$(37.4)
Weighted average common units and i-units (basic and diluted)	349.1	341.1	347.0	337.9
Net income (loss) per common unit and i-unit (basic and diluted)	$(1.31)	$0.07	$(1.16)	$(0.11)

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three and nine months ended September 30, 2016 with the same period of 2015. The comparison refers to operating income and adjusted operating income. Adjusted operating income excludes the effect of certain non-cash and other items that we believe are not indicative of our core operating results (see Non-GAAP Reconciliations section below).

	Three months ended		Nine months ended
Operating Income (Loss)	September 30,		September 30,
(unaudited; in millions)	2016	2015	2016	2015
Liquids	$(446.8)	$253.1	$179.1	$794.9
Natural Gas	(28.9)	5.0	(118.9)	(299.2)
Corporate	(3.2)	(3.3)	(9.4)	(10.9)
Operating income (loss)	$(478.9)	$254.8	$50.8	$484.8

	Three months ended		Nine months ended
Adjusted Operating Income	September 30,		September 30,
(unaudited; in millions)	2016	2015	2016	2015
Liquids	$304.0	$295.1	$945.3	$838.1
Natural Gas	(11.4)	9.9	(16.7)	19.6
Corporate	(3.2)	(3.3)	(9.4)	(10.9)
Adjusted operating income	$289.4	$301.7	$919.2	$846.8

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Liquids – Third quarter operating results for the Liquids segment decreased $699.9 million to ($446.8) million over the comparable period in 2015. The decrease in operating income is primarily due to an asset impairment charge during the third quarter 2016 related to the long-term deferral of our Sandpiper Pipeline Project. There was no similar charge for the same period in the prior year. We announced during the quarter that we completed a review of Sandpiper and concluded that the project should be delayed until crude oil production in North Dakota recovers to sufficiently support development of new pipeline capacity, which we expect to be beyond our five-year planning horizon. Accordingly, the Partnership has applied for the withdrawal of its regulatory applications for the project.

Third quarter adjusted operating income for the Liquids segment increased $8.9 million to $304.0 million over the comparable period in 2015. Revenues from our liquids pipeline systems increased due to higher transportation rates attributable to new assets placed into service related to our Mainline Expansion project, in addition to higher overall system deliveries. Higher revenues were partially offset by higher operating and administrative expenses and increased depreciation expense over the same period from prior year due to new assets placed into service.

	Three months ended		Nine months ended
Liquids Systems Volumes	September 30,		September 30,
(thousand barrels per day)	2016	2015	2016	2015
Lakehead	2,495	2,338	2,558	2,292
Mid-Continent	217	216	200	212
North Dakota	363	333	382	346
Total	3,075	2,887	3,140	2,850

Natural Gas – Third quarter operating results for the Natural Gas segment decreased $33.9 million over the comparable period in 2015. The decrease in segment operating results was due in part to a net decrease in segment gross margin of $22.3 million attributable to non-cash unrealized mark-to-market losses in the current period compared to non-cash unrealized mark-to-market gains during the same period of 2015. Additionally, the comparable period in 2015 reflected a loss on natural gas contracts assignment of $10.3 million. There was no similar charge in the current period ended.

Third quarter adjusted operating results for the Natural Gas segment decreased $21.3 million over the comparable period in 2015. The decrease in segment adjusted operating results was predominantly attributable to lower natural gas and NGL system volumes, in addition to lower commodity prices, net of hedges. Lower system volumes were primarily attributable to the continued low commodity price environment for hydrocarbons, which has resulted in reductions in drilling activity from producers in the areas we operate. The decreases in reported and adjusted segment operating results were partially offset by reductions in operating and administrative expenses from enacted cost reduction measures.

	Three months ended		Nine months ended
Natural Gas Throughput	September 30,		September 30,
(MMBtu per day)	2016	2015	2016	2015
East Texas	894,000	966,000	924,000	981,000
Anadarko	606,000	760,000	632,000	794,000
North Texas	192,000	262,000	202,000	274,000
Total	1,692,000	1,988,000	1,758,000	2,049,000

	Three months ended		Nine months ended
NGL Production	September 30,		September 30,
(Barrels per day)	2016	2015	2016	2015
Total System Production	67,588	85,343	70,932	82,498

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ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE: EEQ) ("Enbridge Management") declared a distribution of $0.583 per share payable on November 14, 2016 to shareholders of record on November 7, 2016. The distribution will be paid in the form of additional shares of Enbridge Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on November 3, 2016. Enbridge Management's sole asset is its approximate 16 percent limited partner interest in Enbridge Partners. Enbridge Management's results of operations, financial condition and cash flows depend on the results of operations, financial condition and cash flows of Enbridge Partners, which are summarized herein for the third quarter of 2016.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will host a conference call at 10:00 a.m. Eastern Time on Monday, October 31, 2016 to review its third quarter 2016 financial results. The call will be webcast live over the internet and may be accessed on Enbridge Partners’ website under “Events and Presentations” or directly at http://edge.media-server.com/m/p/4rzvpk7w.

Presentation slides and condensed financial statements will also be available on the Partnership’s website at the link below.

http://www.enbridgepartners.com under “Events and Presentations”

Replay Information

A webcast replay will be available at the link above approximately two hours after the conclusion of the event. A transcript will be posted to the website within approximately 24 hours.

NON-GAAP RECONCILIATIONS

Adjusted net income for the Partnership and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding non-cash unrealized derivative fair value losses and gains and other items that we believe are not indicative of our core operating results. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States. Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges with estimating some of the items, particularly with estimating non-cash unrealized derivative fair value losses and gains, which are subject to market variability, and therefore a reconciliation is not available without unreasonable effort. Non-GAAP measures no longer include make-up rights and option premium amortization adjustments. These changes were made on a prospective basis beginning with the second quarter of 2016 and are not material for historical periods presented.

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	Three months ended		Nine months ended
Adjusted Net Income (Loss)	September 30,		September 30,
(unaudited; in millions except per unit amounts)	2016	2015	2016	2015
Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$(406.4)	$82.1	$(242.7)	$125.1
Noncash derivative fair value losses (gains)
-Liquids	0.2	(1.1)	7.0	11.1
-Natural Gas	11.1	(5.9)	66.6	39.5
-Corporate	-	7.7	3.4	(24.7)
Accretion of discount on Series 1 preferred units	1.2	2.1	3.5	10.1
Make-up rights adjustment	-	-	1.0	(5.8)
Line 2 hydrotest expenses, net of recoveries	(2.0)	42.8	(10.3)	37.1
Line 6A and 6B incident expenses, net of recoveries	(10.0)	-	6.0	-
Option premium amortization	-	(0.6)	0.9	(4.2)
Loss on sale of non-core assets and severance	2.2	2.4	2.2	2.4
Loss on natural gas contracts assignment	-	7.9	-	7.9
Sandpiper costs	3.7	-	3.7	-
Asset impairment	489.3	-	497.4	9.4
Goodwill impairment	-	-	-	192.8
Adjusted net income	89.3	137.4	338.7	400.7
Less: Allocations to general partner	56.1	57.1	169.7	168.0
Adjusted net income allocable to common units and i-units	$33.2	$80.3	$169.0	$232.7
Weighted average common units and i-units outstanding	349.1	341.1	347.0	337.9
Adjusted net income per common unit and i-unit (dollars per unit)	$0.09	$0.23	$0.48	$0.69

	Three months ended		Nine months ended
Liquids	September 30,		September 30,
(unaudited; in millions)	2016	2015	2016	2015
Operating income (loss)	$(446.8)	$253.1	$179.1	$794.9
Noncash derivative fair value losses (gains)	0.2	(1.1)	7.0	11.1
Make-up rights adjustment	-	0.3	0.9	(5.0)
Line 2 hydrotest expenses, net of recoveries	(2.0)	42.8	(10.3)	37.1
Line 6A and 6B incident expenses, net of recoveries	(10.0)	-	6.0	-
Sandpiper costs	5.9	-	5.9	-
Asset Impairment	756.7	-	756.7	-
Adjusted operating income	$304.0	$295.1	$945.3	$838.1

	Three months ended		Nine months ended
Natural Gas	September 30,		September 30,
(unaudited; in millions)	2016	2015	2016	2015
Operating income (loss)	$(28.9)	$5.0	$(118.9)	$(299.2)
Noncash derivative fair value losses (gains)	14.6	(7.7)	87.5	51.9
Option premium amortization	-	(0.9)	1.2	(5.6)
Loss on sale of non-core assets and severance	2.9	3.2	2.9	3.2
Loss on natural gas contracts assignment	-	10.3	-	10.3
Asset impairment	-	-	10.6	12.3
Goodwill impairment	-	-	-	246.7
Adjusted operating income (loss)	$(11.4)	$9.9	$(16.7)	$19.6

ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW

Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to manage the performance of the entity. Distributable cash flow is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliations of net income (loss) to adjusted EBITDA and net cash provided by operating activities to distributable cash flow are provided because adjusted EBITDA and distributable cash flow are not financial measures recognized under generally accepted accounting principles.

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	Three months ended		Nine months ended
Adjusted EBITDA	September 30,		September 30,
(unaudited; in millions)	2016	2015	2016	2015
Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$(406.4)	$82.1	$(242.7)	$125.1
Depreciation and amortization	148.6	136.9	434.4	394.8
Interest expense, net	112.3	88.2	326.7	214.5
Income tax expense	2.2	4.6	7.2	3.2
Net income (loss) attributable to noncontrolling interest	(191.9)	77.8	(52.8)	139.1
Series 1 preferred unit distributions	22.5	22.5	67.5	67.5
Noncash derivative fair value (gains) losses	14.8	(8.8)	94.5	63.0
Accretion of discount on Series 1 preferred units	1.2	2.1	3.5	10.1
Make-up rights adjustment	-	-	1.0	(6.0)
Line 2 hydrotest expense, net of recoveries	(2.0)	42.8	(10.3)	37.1
Line 6A and 6B incident expenses, net of recoveries	(10.0)	-	6.0	-
Option premium amortization	-	(0.9)	1.2	(5.6)
Loss on sale of non-core assets and severance	2.9	3.2	2.9	3.2
Loss on natural gas contracts assignment	-	10.3	-	10.3
Sandpiper costs	5.9	-	5.9	-
Asset impairment	756.7	-	767.3	12.3
Goodwill impairment	-	-	-	246.7
Other	-	(0.1)	-	-
Adjusted EBITDA	$456.8	$460.7	$1,412.3	$1,315.3

	Three months ended		Nine months ended
Distributable Cash Flow	September 30,		September 30,
(unaudited; in millions)	2016	2015	2016	2015
Net cash provided by operating activities	$414.6	$407.4	$961.1	$1,054.3
Changes in operating assets and liabilities,
net of cash acquired	(73.3)	(88.2)	120.7	(59.7)
Allowance for equity used during construction	10.1	13.7	35.7	54.0
Option premium amortization	-	(0.9)	1.2	(5.6)
Line 2 hydrotest expense, net of recoveries	(2.0)	42.8	(10.3)	37.1
Distributions in excess of equity earnings	3.0	1.5	5.7	4.9
Maintenance capital expenditures	(15.8)	(18.9)	(35.5)	(52.7)
Non-controlling interests	(119.1)	(109.4)	(345.4)	(291.0)
Distribution support agreement(1)	(2.4)	-	(3.8)	-
Other	(0.4)	0.8	(7.5)	(7.2)
Distributable cash flow	$214.7	$248.8	$721.9	$734.1

(1)	Distribution agreement in place with MEP to support 1.0x coverage of the then declared distribution with a term through 2017, and no requirement for MEP to reimburse EEP for adjusted distributions.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”) (NYSE: MEP), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system's deliveries to refining centers and connected carriers in the United States account for approximately 23 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.0 billion cubic feet of natural gas daily.

About Enbridge Energy Management, L.L.C.

Enbridge Management manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 16 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, Canada (NYSE: ENB) (TSX: ENB) is the general partner of Enbridge Partners and holds an approximate 42 percent interest in Enbridge Partners together with all of the outstanding preferred units and Class B, D and E units in Enbridge Partners. Enbridge Management is the delegate of the general partner of Enbridge Partners.

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Forward-Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “forecast,” “intend,” “may,” “opportunity,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the ability of the Partnership or its joint venture partners, as applicable, to successfully complete and finance projects, including the Bakken Pipeline transaction; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) costs in connection with complying with the settlement consent decree related to Line 6B and Line 6A, which is still subject to court approval, and/or the failure to receive court approval of, or material modifications to, such decree; (7) changes in or challenges to the Partnership’s tariff rates; (8) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (9) permitting at federal, state and local levels in regards to the construction of new assets.

“Enbridge” refers collectively to Enbridge Inc. and its subsidiaries other than the Partnership and our subsidiaries.

Forward-looking statements regarding potential “drop-down” transactions of interests in Midcoast Operating to Midcoast Energy Partners, L.P. are further qualified by the fact that we are under no obligation to sell to Midcoast Energy Partners, L.P. any such interests, and Midcoast Energy Partners, L.P. is under no obligation to buy any such interests.  As a result, we do not know when or if any such transactions will occur.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequently filed Quarterly Report on Form 10-Q for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

Tax Notification

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Enbridge Energy Partners, L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Enbridge Energy Partners, L.P.’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Enbridge Energy Partners, L.P., are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad, CFA	Michael Barnes

Toll-free: (866) EEP INFO or (866) 337-4636	Toll-free: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

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